Exhibit 99.1

Washington Prime Group Announces Appointment of

Sheryl von Blucher to Board of Directors

-     Board of Directors declares third quarter dividend

-     Corporate name changes from WP Glimcher to Washington Prime Group

COLUMBUS, OH – August 30, 2016 – Washington Prime Group Inc. (NYSE: WPG) today announced that its Board has appointed Sheryl von Blucher as a director of the Company effective immediately. Her appointment fills a vacancy on the Board created by the retirement of Marvin L. White at the conclusion of the Company’s annual meeting of shareholders held earlier today.

Ms. von Blucher has over 30 years of experience and has led strategic and portfolio planning, operations and corporate finance and development for both domestic and international organizations. She currently serves as partner and managing director for JMJS Group, a private equity partnership. Prior to her tenure there, she led international analysis, strategy and corporate affairs for Heritage Amoco of British Petroleum (BP Amoco). Subsequent to BP Amoco, Ms. von Blucher served as senior vice president of planning and corporate development at Information Handling Services.

"We are fortunate to have Sheryl as an addition to our Board," said Jacquelyn R. Soffer, Director. "Given her wide-ranging strategy and leadership experience, Sheryl will be an important contributor as an advocate for driving growth and shareholder value.”

Ms. von Blucher is a graduate of Rice University and received a master’s degree from Harvard University. She will serve on the Audit Committee of the Board, with a term that expires in 2017.

Third Quarter Dividend

The Company’s Board of Directors declared a quarterly cash dividend on its common shares, restricted stock units and operating partnership units. A cash dividend of $0.25 per common share, restricted stock unit and operating partnership unit was declared. The third quarter dividend is payable on September 22, 2016 to common shareholders and restricted stock and operating partnership unit holders of record on September 9, 2016.

The Board of Directors also declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of preferred limited partnership interest. Each of the cash dividends is payable on October 17, 2016 to shareholders and operating partnership unit holders of record on September 30, 2016.

Name Change to Washington Prime Group Inc.

Common shareholders of the Company approved a proposal to change the corporate name to Washington Prime Group Inc. effective immediately.

About Washington Prime Group

Washington Prime Group Inc. (formerly WP Glimcher) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.washingtonprime.com.

Contacts

Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com

Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@washingtonprime.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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